Exhibit 10.23

As of May 15, 2003

VIA MESSENGER

Mr. Ira Kurgan

Executive Vice President

Fox Broadcasting Co.

10201 West Pico Blvd.

Executive Building 100

Rm. 4570

Los Angeles, CA 90035

Re:                               American Idol Re-Negotiation

Dear Ira:

This will confirm that Fox, 19 Television and FremantleMedia have agreed to modify certain terms of the parties’ agreement in connection with “American Idol” (“AI”), as follows:

I.                                         License Term:  A perpetual exclusive license term (“Term”) in the U.S.  and its territories and possessions.  During the Term, Fox will have a right of first negotiation/last refusal to license for U.S.  broadcast any non-scripted television programs substantially featuring the AI brand or contestants who appear in their roles as American Idols, or such programs that are “based substantially on the series and format” as defined in the prior AI agreement.

II.                                     AI 2 Payments: Subject to 19 and Fremantle’s execution of this agreement (as approved in form by Fox) and receipt of appropriate invoices, Fox shall promptly pay 19/Fremantle the following sums due in connection with AI 2:

A.                                   Ratings Bonus: Calculated per current deal on 37 hours for Al 3.  If fewer than 37 hours are produced, Fox may offset the difference between the amount paid and the amount based on actual hours produced against any monies owed 19/Fremantle.

B.                                     Ranking Bonus: $75,000 per hour if ranked number 1-5 in the 18-49 demo, or $50,000 per hour if ranked 6-10, calculated on 37 hours for AI 3.  If fewer than 37 hours are produced, Fox shall have same offset right as above.

C.                                     Production Savings: Fox will allow 19/Fremantle to retain all production underages, which shall be calculated after Fox bears all breakage to be mutually approved by 19/Fremantle and Fox.

D.                                    Fox will pay directly to 19 and to Fremantle each their respective halves of A. and B. above.  Fox shall pay the entire sum in C. above to Fremantle.

III.                                 AI3 and Subsequent Cycles:

A.                                   Episodic Order: Initial order for AI3 and each subsequent cycles (i.e.  AI 4, AI 5, etc.) shall be 26.5 hours.  The contractual minimum order shall be 24.5 hours, reducible to 19 hours if 19/Fremantle and Fox mutually agree that the relevant cycle has fewer than 10 finalists.   However, 19/Fremantle hereby approve a total of 37 hours per cycle.  Each cycle shall have ten finalists unless, following good faith consultation with Fox, l9/Fremantle and Fox agree that twelve finalists are preferable, based on the quality of the ten finalists.  Each cycle shall have no more than three specials, subject to III.C.  below.  l9/Fremantle shall have reasonable creative approval on the content of the specials, and prior meaningful consultation on how the series episodes shall be expanded.  No more than one cycle per broadcast season.

B.                                     License Fee:  Flat, non-auditable $950,000 per hour, pro-rata increases/decreases, plus auditable breakage pre-approved by Fox (e.g.  judges, hosts, auditions, and the breakage categories, such as judges and auditions approved for AI 2, and the host category to the extent Fox approves such breakage for AI 3 or subsequent cycles).  The executive producer fee is deemed to be $80,000 for AI 3.  4% cumulative increases in each subsequent cycle.

C.                                     Extended and Additional Episodes:

1.                                       Extended/additional episodes and specials in excess of the pre-approved total hours set forth in III.A.  above may be ordered and produced only if approved in writing by Simon Fuller or Chrissie Harwood on behalf of 19, and by Cecile Frot-Coutaz on behalf of FremantleMedia (or a designated substitute of which Fox is given prior written notice).  (Email from these individuals is acceptable written approval.)  19/Fremantle shall notify Fox of its decision in a timely manner.  For between 37 and 45 hours, 19/Fremantle may withhold their approval only for reasonable creative reasons or for concerns of diluting or otherwise harming the franchise.  19/Fremantle may not withhold approval on grounds they want additional compensation.  Hours in excess of 45 may be ordered only if 19/Fremantle approve such additional hours in writing by the individuals identified above; said approval may be withheld for any reason in 19/Fremantle’s sole discretion.

2.                                       For each hour produced in excess of the initial order of 26.5 hours, Fox shall pay 19/Fremantle a premium license fee, which shall equal the flat license fee described above plus the following:

a.                                       27-30: hours: 100% of the executive producer fee and format fee;

b.                                      31-35: 125% of the executive producer and format fees;

c.                                       36-39: 150% of the executive producer and format fees;

d.                                      40-45: 200% of the executive producer and format fees.

3.                                       Additionally, for each hour in excess of 37 hours produced in AI 3 or subsequent cycles, Fox shall pay 19/Fremantle an “excess hour fee” equal to the ratings and ranking bonuses for the immediately preceding cycle.  Such “excess hour fee” shall be due after broadcast of the applicable hour, payable 10 business days after receipt of appropriate invoice.

D.                                    Ratings/Ranking Bonuses:  If the average 18-49 rating for all episodes in an order (including specials) reaches the following levels, Fox shall pay ratings and ranking bonuses as follows:

1.                                       Ratings bonuses for AI 3 and subsequent years shall increase 4% each cycle on a cumulative basis.  All other terms of such bonus shall be per the prior AI Agreement.

2.                                       A ranking bonus of $75,000 per hour if in top 5 in the 18-49 demo; or $50,000 per hour if ranked 6-10 in the 18-49 demo; or $25,000 per hour if in top 11-15 in the 18-49 demo.  Ranking is the average during the regular September-May season as defined in Attachment “A”.

3.                                       If any episode is re-run by FBC, l9/Fremantle shall receive bonuses equal to 1/3 of the original bonus for that episode, regardless of the rating for the rerun episode.

4.                                       Within ten business days of receipt of appropriate invoice, Fox shall pay the total ratings and ranking bonuses due for a season promptly after broadcast of the final episode of that season, subject only to a pick-up for the following season.  The bonus shall be calculated on the number of broadcast hours 19/Fremantle pre-approved for the following season.  Fox. shall have the right to offset as set forth in paragraphs II.A. and II.B. above.

E.                                      AI Promotion:  Fox shall allow 19/Fremantle to do the following promotion during each series order of AI 3 and subsequent cycles:

1.                                       Per current deal, ten seconds per episode of verbal mention of tour dates, venues and ticket information per episode during the last five weeks of each cycle.  These ten seconds may now include tour mentions during contestant interviews.

2.                                       Up to 15 seconds of vertical scroll per episode listing tour dates and venues, and telephone numbers for ticket purchase and concert information, during the last five weeks of each cycle.  Additionally, for each hour in excess of 26.5, 19/Fremantle may add a fifteen second scroll per episode promoting any American Idol-branded items, 19/Fremantle and Fox shall mutually determine which extended episodes and specials during the cycle shall contain these additional fifteen second scrolls.  In no event will there be more than 30 seconds of promotional time per hour between the items in sub-paragraphs 1 and 2.

3.                                       Date, venue and ticket information shall be listed on the idolonfox.com website.  The website shall also contain a hyperlink to Ticketmaster.

4.                                       Promotional ticket giveaways in episodes and on the website.  Any such ticket giveaways shall comply with all relevant state laws, and FBC Standards and Practices for in-episode giveaways, and 19 shall fully indemnify and hold harmless Fox and its affiliates in connection with any claims or actions in connection with such giveaways.

F.                                      Subject to appropriate invoice, payments shall be as follows:  the ratings and ranking bonuses due to 19/Fremantle per the prior AI Agreement and this agreement shall be paid 50% to 19 and 50% to Fremantle.  Ancillary revenues payable by Fox to 19/Fremantle shall be paid to each entity in percentages as instructed by the parties.  The license fee, breakage and other production-related out-of-pocket costs shall be paid to Fremantle.

IV.                                 Fox Backend Participation:  Fox agrees to relinquish its participation in all AI ancillary revenue streams retroactively and prospectively, i.e.  off-network television distribution, merchandising, home video, recorded music, tours, print and electronic publishing.  Fox shall continued to participate in internet, sponsorship and wireless revenues per the parties’ prior agreements.

All other terms and conditions shall be pursuant to the parties’ prior Al Agreement.  To the extent said Agreement conflicts with the terms set forth herein, this letter agreement shall govern.

As I am concurrently sending this to my clients and their counsel, I must reserve their right to modify the foregoing.

Please contact me immediately if the above is in any way inconsistent with your understanding of the agreement.  Otherwise, please execute this letter in the space provided below.  This letter shall constitute a firm and binding agreement until such time, if any, as a more formal document is executed by all parties.

Best regards,

Daniel J. Grover
CREATIVE ARTISTS AGENCY

AGREED AND ACCEPTED:

Fox Broadcasting Company

By:	/s/	Date:	8/15/03
FremantleMedia North America, Inc.

By:	/s/	Date:	8/14/03
19 TV Limited

By:	/s/	Date:	26 August 2003

cc:                                 Simon Fuller
Chrissie Harwood
Andy Stinson
Cecile Frot-Coutaz
Mike Hobel, Esq.
Lee Gabler
Steve Lafferty
Jeff Frasco
Steve Smooke
Alix Hartley